     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 1995


                          AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 33-55153


           POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-44327

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ---------------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      AND
                         POST-EFFECTIVE AMENDMENT NO. 2

                        UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                          EL PASO NATURAL GAS COMPANY
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                          74-0608280
 (State or other jurisdiction of incorporation or         (I.R.S. Employer Identification No.)
                    organization)
                                                                   BRITTON WHITE, JR.
                                                        SENIOR VICE PRESIDENT AND GENERAL COUNSEL
              ONE PAUL KAYSER CENTER                             ONE PAUL KAYSER CENTER
             100 NORTH STANTON STREET                           100 NORTH STANTON STREET
               EL PASO, TEXAS 79901                               EL PASO, TEXAS 79901
                  (915) 541-2600                                     (915) 541-2600
(Address, including zip code, and telephone number,  (Name, address, including zip code, and telephone including area code, of registrant's principal  number, including area code, of agent for service)
                executive offices)

                             ---------------------

                                   Copies to:


                             JAMES P. PRENETTA, JR.
                              KELLEY DRYE & WARREN
                               TWO STAMFORD PLAZA
                            281 TRESSER BOULEVARD
                            STAMFORD, CT 06901-3229
                                 (203) 324-1400

                             ---------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.

                             ---------------------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

* Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Amendment No. 1 to Registration Statement No. 33-55153 is a combined prospectus relating also to Registration Statement No. 33-44327 previously filed by El Paso Natural Gas Company on Form S-3 and declared effective. This Amendment No. 1 to Registration Statement No. 33-55153 also constitutes Post-Effective Amendment No. 2 to Registration Statement No. 33-44327 and such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this Amendment No. 1 and in accordance with Section 8(c) of the Securities Act of 1933. This Registration Statement No. 33-55153 and Registration Statement No. 33-44327, each as amended hereby, are collectively referred to herein as the "Registration Statement."

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION DATED MARCH 8, 1995


PROSPECTUS

                          EL PASO NATURAL GAS COMPANY
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                            ------------------------

     El Paso Natural Gas Company ("EPG") may offer and sell from time to time in one or more series its (i) unsecured debt securities consisting of notes, debentures, or other evidences of indebtedness (the "Debt Securities"), (ii) shares of preferred stock, $.01 par value (the "Preferred Stock"), and (iii) shares of common stock, $3.00 par value (the "Common Stock"). The Debt Securities, the Preferred Stock, and the Common Stock offered hereby are collectively hereinafter referred to as the "Securities." The Securities will be limited to an aggregate initial public offering price not to exceed $400,000,000, or, in the case of Debt Securities, the equivalent thereof in one or more foreign currencies, including composite currencies. The Securities may be offered, separately or together, in separate series, in amounts, at prices, and on terms to be determined at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered will be set forth in a related Prospectus Supplement, including where applicable, in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denominations, maturities, interest rate or rates (which may be fixed or variable), the date or dates on which interest, if any, shall be payable, the place or places where principal of and premium, if any, and interest, if any, on such Debt Securities of the series will be payable, terms of optional or mandatory redemption or any sinking fund or analogous provisions, currency or currencies, or currency unit or currency units of denomination and payment if other than U.S. dollars, the initial public offering price, terms relating to temporary or permanent global securities, provisions regarding convertibility, if any, provisions regarding registration of transfer or exchange, the proceeds to EPG, and other special terms; and, in the case of Preferred Stock, the specific designations, the number of shares, dividend rights (including, if applicable, the manner of calculation thereof), and any liquidation, redemption, conversion, voting and other rights, the initial public offering price, and other special terms.

     The Securities may be offered and sold to or through underwriters, dealers, or agents as designated from time to time, or through a combination of such methods and also may be offered and sold directly to one or more other purchasers. See "Plan of Distribution." The names of, and the principal amounts or number of shares to be purchased by, underwriters, dealers, or agents and the compensation of such underwriters, dealers, or agents, including any applicable fees, commissions, and discounts, will be set forth in the related Prospectus Supplement. No Securities may be sold without delivery of a Prospectus Supplement describing such series or issue of Securities and the method and terms of offering thereof.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.


               THE DATE OF THIS PROSPECTUS IS             , 1995

                             AVAILABLE INFORMATION


     EPG is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. EPG's Common Stock is listed on the New York Stock Exchange, and reports, proxy statements, and other information concerning EPG can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


     This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, filed with the Commission under the Securities Act of 1933, as amended (the "Act"). Reference is made to such Registration Statement for further information with respect to EPG and the Securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following document heretofore filed with the Commission by EPG pursuant to the Exchange Act is incorporated herein by reference: Annual Report on Form 10-K for the fiscal year ended December 31, 1994.


     All documents filed by EPG pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     EPG will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to the Vice President, Investor and Public Relations, El Paso Natural Gas Company, One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901 (telephone (915) 541-2600).

                          EL PASO NATURAL GAS COMPANY


     EPG, incorporated in Delaware in 1928, owns and operates one of the nation's largest mainline natural gas transmission and gathering systems, connecting natural gas supply regions in New Mexico, Texas, Oklahoma, and Colorado to markets in California, Nevada, Arizona, New Mexico, Texas, and northern Mexico.



     EPG is directly connected to three of the nation's most prolific gas producing areas -- the San Juan, Permian, and Anadarko Basins. During 1994, EPG delivered 1.3 trillion cubic feet of natural gas, accounting for approximately 6 percent of estimated total 1994 United States consumption.



     EPG's system consists of approximately 17,000 miles of pipeline with 78 mainline compressor stations having an aggregate installed horsepower of approximately 1.0 million. The system's present natural gas delivery capacity to California and East-of-California markets is approximately 4.6 billion cubic feet per day ("Bcf/d").



     EPG's present capacity to deliver natural gas to California, the second largest natural gas market in the United States, is approximately 3.3 Bcf/d. EPG's system currently provides 48 percent of the total interstate pipeline capacity serving the state. In 1994, EPG delivered approximately 40 percent of all the natural gas consumed in California.



     EPG is the principal interstate natural gas transmission system serving Arizona, including the cities of Phoenix and Tucson; southern Nevada, including Las Vegas; New Mexico; and El Paso, Texas. EPG's East-of-California market also includes deliveries to the cities of Ciudad Juarez, Cananea, and Hermosillo, in northern Mexico, and the Samalayuca Power Plant outside of Ciudad Juarez. EPG's delivery capacity to these East-of-California markets is approximately 1.3 Bcf/d.



     Since the late 1980s, in response to changing market demands, EPG has been delivering substantial quantities of gas from the San Juan Basin to interconnecting pipelines for ultimate redelivery to off-system markets on the Gulf Coast and in the Midwest. This alternate routing has been effectuated by exchanges ("back-hauls") between EPG and interconnecting pipelines. Volumes of gas, which an interconnecting pipeline is otherwise scheduled to deliver to EPG for redelivery in EPG's traditional markets, are traded for like volumes of San Juan gas which EPG has accepted for delivery to the interconnecting pipeline. With EPG's 1992 completion of a system modification which made an existing pipeline segment linking the San Juan Basin and Permian Basin bi-directional, total delivery capacity to off-system markets east of EPG's system can be as high as 1.1 Bcf/d depending on the level of demand elsewhere on EPG's system. Although its contributions to revenues and earnings are still comparatively small, off-system deliveries represent a strategic long-term diversification of EPG's market base. Presently, EPG is the largest provider of access to off-system markets for San Juan Basin producers.


     The principal executive offices of EPG are located at One Paul Kayser Center, 100 North Stanton Street, El Paso, Texas 79901 (telephone (915) 541-2600).

                                USE OF PROCEEDS


     Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes.

                RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                     EARNINGS TO COMBINED FIXED CHARGES AND
              PREFERRED AND PREFERENCE STOCK DIVIDEND REQUIREMENTS


                                                                  YEAR ENDED DECEMBER 31,
                                                          ----------------------------------------
                                                          1994     1993     1992     1991     1990
                                                          ----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges and Ratio of Earnings
  to Combined Fixed Charges and Preferred and Preference
  Stock Dividend Requirements...........................  2.87x    3.04x    2.73x    2.86x    2.41x



     The ratio of earnings to combined fixed charges and preferred and preference stock dividend requirements for the periods presented is the same as the ratio of earnings to fixed charges since EPG has no outstanding preferred stock or preference stock and, therefore, no dividend requirements.

     For purposes of calculating these ratios: (i) "fixed charges" represent interest expense (exclusive of interest on rate refunds), amortization of debt costs, and the portion of rental expense representing the interest factor, and
(ii) "earnings" represent the aggregate of income from continuing operations before income taxes, interest expense (exclusive of interest on rate refunds), amortization of debt costs, and the portion of rental expense representing the interest factor.


                         DESCRIPTION OF DEBT SECURITIES


GENERAL

     The Debt Securities offered hereby will represent unsecured obligations of EPG. The Debt Securities offered hereby will be issued under an Indenture, dated as of January 1, 1992 (the "Indenture"), between EPG and Citibank, N.A., as trustee (the "Trustee"). The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder from time to time in one or more series. The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms, a copy of which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Reference is made to the Prospectus Supplement relating to the particular series offered thereby for the terms of such Debt Securities, including where applicable: (a) the form and title of the Debt Securities; (b) the aggregate principal amount of the Debt Securities; (c) the date or dates on which the Debt Securities may be issued; (d) the date or dates on which the principal of and premium, if any, on the Debt Securities shall be payable; (e) the rate or rates (which may be fixed or variable) at which the Debt Securities shall bear interest, if any, and the date or dates from which such interest shall accrue;
(f) the dates on which such interest shall be payable and the record dates for the interest payment dates; (g) the place or places where the principal of and premium, if any, and interest, if any, on the Debt Securities of the series will be payable; (h) the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the Debt Securities may be redeemed at the option of EPG or otherwise; (i) any optional or mandatory redemption or any sinking fund or analogous provisions; (j) if other than denominations of $1,000 and integral multiples thereof, the denominations in which the Debt Securities of the series shall be issuable; (k) if other than the principal amount thereof, the portion of the principal amount of the Debt Securities which shall be payable upon declaration of the acceleration of the maturity thereof in accordance with the provisions of the Indenture; (l) whether payment of the principal of, premium, if any, and interest, if any, on the Debt Securities shall be with or without deduction for taxes, assessments, or governmental charges, and with or without reimbursement of taxes, assessments, or governmental charges paid by the holders; (m) the currency or currencies, or currency unit or currency units, in which the principal of, premium, if any, and interest, if any, on the Debt Securities shall be denominated, payable, redeemable, or purchasable, as the case may be; (n) any Events of Default with respect to the Debt Securities that differ from those set forth in the Indenture;

(o) whether the Debt Securities will be convertible; (p) whether the Debt Securities of such series shall be issued as a global certificate or certificates and, in such case, the identity of the depositary for such series; and (q) any other terms not inconsistent with the Indenture. (Section 3.01)

     If any Debt Securities offered hereby are sold for foreign currencies or foreign currency units or if the principal of or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms, and other information with respect to such issue of Debt Securities and such currencies and currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities offered hereby will be issued only in fully registered form in denominations of $1,000 or any integral multiple thereof. The Debt Securities of a series may be issuable in the form of one or more global certificates, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Debt Securities" below.

     One or more series of Debt Securities offered hereby may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The Federal income tax consequences and special considerations applicable to any such series of Debt Securities will be generally described in the Prospectus Supplement relating thereto.

GLOBAL DEBT SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global certificates that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until such global certificate or certificates are exchanged in whole or in part for Debt Securities in individually certificated form, a global Debt Security may not be transferred except as a whole to a nominee of the Depositary for such global Debt Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a global Debt Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS

     Limitation on Liens. The Indenture provides that EPG will not, nor will it permit any Subsidiary to, create, assume, incur, or suffer to exist any Mortgage upon any Principal Property, whether owned or leased on the date of the Indenture or thereafter acquired, to secure any Debt of EPG or any other Person (as defined below) (other than the Debt Securities issued thereunder), without in any such case making effective provision whereby all of the Debt Securities Outstanding thereunder shall be directly secured equally and ratably with such Debt. The Indenture defines "Principal Property" as (i) any pipeline assets of EPG or any Subsidiary, including any related facilities employed in the transportation, distribution, or marketing of natural gas; and (ii) any processing plant owned or leased by EPG or any Subsidiary and located within the United States or Canada, except any such assets or plant which, in the opinion of EPG's Board of Directors, are not Principal Properties in relation to the activities of EPG and its Subsidiaries as a whole. There is excluded from this restriction (i) any Mortgage upon property owned or leased by any corporation existing at the time such corporation becomes a Subsidiary; (ii) any Mortgage upon property existing at the time of acquisition of such property; (iii) any Mortgage to secure payment of any part of the purchase price of property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of such property to finance the purchase price thereof; (iv) any Mortgage upon property to secure all or any part of the cost of construction, alteration, repair, or improvement of all or any part of such property, or Debt incurred prior thereto, at the time thereof, or within 180 days thereafter or commencement of full operations on such property to finance such cost; (v) any Mortgage securing Debt of a Subsidiary owing to EPG or to another Subsidiary;
(vi) any Mortgage existing on the date of the Indenture; and (vii) any extension, renewal, or replacement (or successive extensions, renewals, or replacements) in whole or in part of any Mortgage (without increase in principal amount secured or the amount of property subject to any Mortgage). Notwithstanding the foregoing, under the Indenture EPG may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any Mortgage upon any Principal Property that is not excepted by clauses (i) through (vii) above without equally and ratably securing the Debt Securities issued thereunder, provided that the aggregate amount of all Debt then outstanding thereunder secured by such Mortgage and all similar Mortgages, together with all net sale proceeds from Sale-Leaseback Transactions (as defined below), does not exceed 10% of the total consolidated stockholders' equity of EPG as shown on the audited consolidated balance sheet contained or incorporated by reference in EPG's latest Annual Report on Form 10-K. For the purpose of this restriction, the Indenture provides that no Mortgage to secure any Debt will be deemed created by any Mortgage in favor of the United States of America or any state thereof, or any other country, or any political subdivision thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any Mortgage securing industrial development, pollution control, or similar revenue bonds. (Section 10.04) The Indenture defines "Mortgage" as any mortgage, pledge, lien, charge, security interest, conditional sale, or other title retention agreement or other similar encumbrance, and "Debt" as indebtedness for money borrowed.


     Restriction on Sale-Leasebacks. The Indenture provides that EPG will not, nor will it permit any Subsidiary to, sell or transfer any Principal Property with EPG or any Subsidiary taking back a lease of such Principal Property (a "Sale-Leaseback Transaction"), unless (i) such Sale-Leaseback Transaction occurs within 180 days from the date of acquisition of such Principal Property or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later; or (ii) EPG, within 120 days after such Sale-Leaseback Transaction, applies or causes to be applied to the retirement of Funded Debt (as hereinafter defined) of EPG or any Subsidiary (other than Funded Debt of EPG which by its terms or the terms of the instrument pursuant to which it was issued is subordinate in right of payment to the Debt Securities issued thereunder) an amount not less than the net proceeds of the sale of such Principal Property. Notwithstanding the foregoing, the Indenture provides that EPG may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction involving any Principal Property, provided that (a) the net sale proceeds from such Sale-Leaseback Transaction, together with all Debt secured by Mortgages not excepted by clauses (i) through (vii) of the preceding paragraph, do not exceed 10% of the total consolidated stockholders' equity of EPG as shown on the audited consolidated balance sheet contained or incorporated by reference in EPG's latest Annual Report on Form 10-K, or (b) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than 36 months. (Section 10.04) The Indenture defines "Funded Debt" as all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.


CONSOLIDATION, MERGER, CONVEYANCE, OR TRANSFER

     The Indenture provides that EPG may, without the consent of the Trustee or the holders of Debt Securities issued thereunder, consolidate with or merge into, or convey, transfer, or lease its properties and assets substantially as an entirety to, any Person, provided that such successor Corporation (as defined below) is a Corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such successor Corporation expressly assumes all obligations of EPG under the related Debt Securities, and that immediately after giving effect to such transaction no Event of Default (as defined below), or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing and that certain other conditions are met, and thereafter, except in the case of a lease, EPG shall be relieved of all obligations thereunder. (Article Eight) The Indenture defines "Person" as any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof, and "Corporation" to include corporations, associations, companies, and business trusts.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture with respect to Debt Securities of a particular series issued thereunder if (a) EPG shall fail to pay when due all or any part of the principal of, or premium, if any, on such series (whether at maturity or otherwise); (b) EPG shall fail to pay when due any installment of interest on such series and such default shall continue for a period of 30 days; (c) EPG shall fail to make, when and as due by the terms of such series, the deposit of any sinking fund payment; (d) EPG shall fail to perform or observe any other term, covenant, or agreement contained in the Indenture or the Debt Securities with respect to such series for a period of 60 days after written notice thereof, as provided in the Indenture; (e) a default shall occur which involves the failure to pay principal of, or interest, if any, on, any Debt of EPG or any Subsidiary (including any other series issued thereunder) in excess of $25 million at the stated maturity thereof, or which results in the acceleration of Debt of EPG or any Subsidiary in excess of $25 million, and such acceleration shall not have been rescinded, stayed, or annulled, or such Debt shall not have been discharged within 15 days after a written notice thereof, as provided in the Indenture; or (f) certain events of bankruptcy, insolvency, or reorganization shall have occurred. (Section 5.01)

     The Indenture provides that (1) if an Event of Default due to the default in payment of principal, premium, or interest on, a series of Debt Securities issued thereunder or due to a failure to perform or observe any other term, covenant, or agreement contained therein with respect to a series of Debt Securities issued thereunder (but not with respect to all series of Debt Securities issued thereunder) shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of Debt Securities of such series then outstanding thereunder may declare the principal amount of all Debt Securities of such series to be due and payable immediately; or (2) if an Event of Default due to a failure to perform or observe any other term, covenant, or agreement contained in the Indenture with respect to all series of Debt Securities issued thereunder then outstanding, any default described in clause (e) in the preceding paragraph and certain events of bankruptcy, insolvency, and reorganization shall have occurred and be continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of all Debt Securities then outstanding thereunder (treated as one class) which have not previously become due and payable may declare the principal amount of all Debt Securities then outstanding thereunder to be due and payable immediately. Upon certain conditions, the Indenture provides that such declarations may be annulled by the holders of a majority in aggregate principal amount of Debt Securities of each series affected (voting as a separate class) and past defaults may be waived (except a continuing default in payment of principal of and premium, if any, or interest, if any, on any series of Debt Securities) by the holders of a majority in aggregate principal amount of Debt Securities of each series affected (voting as a separate class). (Sections 5.02 and 5.13)

     Pursuant to the Indenture, the holders of a majority in aggregate principal amount of each affected series of Debt Securities (each series voting as a separate class) may direct with respect to such series the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture. (Section 5.12) Before proceeding to exercise any right or power under the Indenture with respect to such series at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses, and liabilities which might be incurred by it in compliance with any such direction. (Section 5.14)

     Under the terms of the Indenture, EPG is required to furnish to the Trustee annually a statement of certain officers to the effect that to the best of their knowledge EPG is not in default in the performance of the terms of the Indenture or, if they have knowledge that EPG is in default, specifying such default. (Section 7.04) The Indenture requires the Trustee to give to all holders of Debt Securities outstanding thereunder notice of any default by EPG, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of and premium, if any, or interest, if any, on any Debt Securities outstanding thereunder, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee, or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of such outstanding Debt Securities. (Section 6.02)

SATISFACTION AND DISCHARGE

     Under the terms of the Indenture, under arrangements reasonably satisfactory to the Trustee, EPG may discharge certain obligations to holders of Debt Securities of any series which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year or are to be called for redemption within one year by irrevocably depositing or causing to be irrevocably deposited with the Trustee (or an escrow agent satisfactory to the Trustee) funds in an amount sufficient to pay at maturity the principal of and interest, if any, on such series of Debt Securities. (Section 4.01)

     The Indenture also provides that EPG will be discharged from obligations in respect of any series of Debt Securities issued thereunder (including its obligation to comply with the provisions referred to under "Certain Covenants," if applicable, but excluding certain other obligations, such as the obligation to pay principal of and interest, if any, on the Debt Securities of such series then outstanding, obligations of EPG in the event of acceleration following default under clause (e) referred to above under "Events of Default" and obligations to register the transfer or exchange of such outstanding Debt Securities of such series and to replace stolen, lost, or mutilated certificates) upon the irrevocable deposit, in trust, of cash or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of and premium, if any, and interest, if any, on the outstanding Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the outstanding Debt Securities of such series, provided that EPG has received an opinion of counsel or a favorable ruling of the Internal Revenue Service to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding Debt Securities of such series and that certain other conditions are met. (Section 4.01)

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Indenture does not contain provisions requiring redemption of the Debt Securities issued thereunder, or adjustment to any terms of such Debt Securities, upon any change in control of EPG.

     Other than restrictions on Mortgages and Sale-Leaseback Transactions described under "Certain Covenants" above, the Indenture does not contain any covenant or other provisions designed to afford holders of the Debt Securities issued thereunder protection in the event of a highly leveraged transaction involving EPG.

MODIFICATION OF THE INDENTURE

     The Indenture provides that EPG and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued thereunder to: (a) secure any of such Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of EPG, (c) add covenants and Events of Default for the protection of the holders of all or any particular series of such Debt Securities, (d) change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only after there are no such Debt Securities of any series entitled to the benefit of such provision outstanding, (e) establish the forms or terms of the Debt Securities of any series issued thereunder, (f) cure any ambiguity or correct any inconsistency in the Indenture, and (g) evidence the acceptance of appointment by a successor trustee. (Sections 3.01 and 9.01)

     The Indenture also contains provisions permitting EPG and the Trustee, with the consent of the holders of not less than a majority in principal amount of all series of Debt Securities then outstanding thereunder (each such series voting as a separate class) affected thereby, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture, or modify in any manner the rights of the holders of such Debt Securities, provided that EPG and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) change the stated maturity of, the principal of, or premium, if any, on or any installment of principal of or interest, if any, on any Debt Security, reduce the principal amount thereof, reduce the rate of interest thereon, change the place of payment where, or the coin or currency in which, interest is payable, or impair the right to institute suit for the enforcement of any such payment when due, or (b) reduce the percentage in principal amount of Debt Securities required for any such modification. (Section 9.02)

APPLICABLE LAW

     The Indenture is, and the Debt Securities offered hereby will be, governed by, and construed in accordance with, the laws of the State of New York. (Section 1.13)

CONCERNING THE TRUSTEE

     Citibank, N.A. is currently the Trustee under the Indenture under which EPG issued its 6.90% Notes due 1997, 7 3/4% Notes due 2002, and 8 5/8% Debentures due 2022. EPG maintains various banking relationships with Citibank, N.A. in the ordinary course of business. Citibank is also the trustee under indentures with EPG dated as of March 1, 1987 and August 1, 1987, each of which has been amended by a First Supplemental Indenture thereto, dated as of December 24, 1991, under which EPG issued its 8 5/8% Debentures due 2012 and 9.45% Notes due 1999, respectively.

                          DESCRIPTION OF CAPITAL STOCK

     The statements under this caption are brief summaries, do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (a) EPG's Restated Certificate of Incorporation, as amended, and the Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston, as Rights Agent (the "Shareholder Rights Agreement"), copies of which are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and (b) the certificate of designation relating to each series of Preferred Stock, which will be filed with the Commission at, or prior to, the time of the offering of such series of Preferred Stock.

GENERAL

     EPG is currently authorized by its Restated Certificate of Incorporation, as amended, to issue up to 100,000,000 shares of Common Stock and up to 25,000,000 shares of Preferred Stock. The Board of Directors of EPG has authority to divide the Preferred Stock into one or more series and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series, without any further vote or action by the stockholders of EPG.

COMMON STOCK

     EPG is authorized by its Restated Certificate of Incorporation, as amended, to issue up to 100,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors of EPG out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of EPG, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. There are no redemption provisions with respect to any shares of Common Stock. All of the outstanding shares of Common Stock are, and the Common Stock offered hereby will be, upon issuance against full payment of the purchase price therefor, fully paid and nonassessable.

     The transfer agent and registrar for EPG's Common Stock is The First National Bank of Boston.

PREFERRED STOCK


     EPG's Board of Directors, without any further action by the stockholders of EPG, is authorized to issue up to 25,000,000 shares of Preferred Stock, and to divide the Preferred Stock into one or more series, and to fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of EPG. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of Preferred Stock will be described in the Prospectus Supplement relating to that series. The description of Preferred Stock set forth below and the description of the terms of the particular series of Preferred Stock set forth in the related Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to the particular series of Preferred Stock.



     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the Preferred Stock of each series will be fixed by the certificate of designation relating to such series. The Prospectus Supplement relating to each series will specify the terms of the Preferred Stock as follows:



          (a) The maximum number of shares to constitute such series and the distinctive designation thereof;



          (b) The annual dividend rate, if any, on shares of such series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, and whether dividends will be cumulative;



          (c) The price at which, and the terms and conditions on which, the shares of such series may be redeemed, including the time during which shares of such series may be redeemed and any accumulated dividends thereon that the holders of shares of such series shall be entitled to receive upon the redemption thereof;



          (d) The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of such series shall be entitled to receive upon the liquidation, dissolution, or winding up of the affairs of EPG;



          (e) Whether or not the shares of such series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;



          (f) The terms and conditions, if any, on which the shares of such series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of capital stock of EPG, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;



          (g) The voting rights, if any, on the shares of such series; and


          (h) Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions thereof.

     The Federal income tax consequences and special considerations applicable to any such series of Preferred Stock will be generally described in the Prospectus Supplement relating thereto.

     As of the date of this Prospectus, no Preferred Stock is outstanding. Pursuant to the Shareholder Rights Agreement, the Board of Directors of EPG has designated the Series A Preferred Stock (as hereinafter defined).

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, EPG's Board of Directors declared a dividend distribution of one right (a "Right") for each share of Common Stock then outstanding. All shares of Common Stock issued subsequently also include these

Rights. Under certain conditions, each Right may be exercised to purchase from EPG one one-hundredth of a share of a series of EPG's Preferred Stock, designated as Series A Junior Participating Preferred Stock, $.01 par value (the "Series A Preferred Stock"), at a price of $75 per one one-hundredth of a share, subject to adjustment.

     The Rights are exercisable only if, without the prior consent of EPG's Board of Directors, a person or group acquires or obtains the right to acquire beneficial ownership of 15% or more of the voting power of all outstanding voting securities of EPG or commences or announces a tender or exchange offer, after consummation of which such person or group would beneficially own 15% or more of EPG's voting securities. If, after the Rights become exercisable, EPG is involved in a merger or other business combination transaction in which its Common Stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each Right will entitle the holder to purchase, at the Right's then-current exercise price, common stock of the acquiring company having a value of twice the exercise price of the Right. In addition, if EPG is involved in a merger transaction in which EPG is the surviving corporation and its Common Stock is not changed or exchanged, or in the event that a person becomes the beneficial owner of securities having 15% or more of the voting power of all then-outstanding voting securities of EPG, then each Right not owned by such person will entitle its holder to purchase, at the Right's then-current exercise price, shares of Common Stock (or in certain circumstances other equity securities of EPG with at least the same economic value as the Common Stock) having a market value of twice the Right's then-current exercise price. The Rights, which have no voting rights, expire no later than July 7, 2002. The Rights may be redeemed by EPG under certain circumstances prior to their expiration date at a purchase price of $.01 per Right. It is possible that the existence of the Rights may have the effect of delaying, deterring, or preventing a takeover of EPG.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


     EPG is subject to Section 203 of the Delaware General Corporation Law ("Section 203") which restricts certain transactions and business combinations between a corporation and an interested stockholder (defined in Section 203, generally, as a person owning 15% or more of a corporation's outstanding voting stock) for a period of three years from the date such person becomes an interested stockholder. Subject to certain exceptions, unless the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding voting stock held by the interested stockholder), Section 203 prohibits certain business transactions, such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding voting stock held by persons who are both directors and officers or by certain employee stock plans) or if either the proposed transaction or the transaction by which the interested stockholder became such is approved by the board of directors of the corporation prior to the date such stockholder becomes an interested stockholder.


EPG'S RESTATED CERTIFICATE OF INCORPORATION

     EPG's Restated Certificate of Incorporation, as amended, contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or certain other business transactions, including the issuance of stock of EPG ("Business Combinations"). The Restated Certificate of Incorporation, as amended, requires the affirmative vote of 51% or more of the voting stock of EPG, excluding any voting stock held by an interested stockholder (defined in the certificate as any person who owns 10% or more of the voting stock and certain defined affiliates), with respect to all Business Combinations involving the interested stockholder, unless a minimum price is received by all stockholders. To meet the minimum price criteria, the stockholders must receive consideration in or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. Directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote whether the proposed consideration meets the minimum price criteria. The interested stockholder also must not have received

(other than proportionately as a stockholder) the benefit of any financial assistance from EPG, whether in anticipation of or in connection with such Business Combination. If the interested stockholder holds 80% or more of the voting stock, the stockholder vote specified above is not required. EPG's Restated Certificate of Incorporation, as amended, also requires the dissemination to stockholders of a proxy or information statement describing the Business Combination.

     EPG's Restated Certificate of Incorporation, as amended, also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of the Restated Certificate of Incorporation, as amended, to repeal or alter the above provisions without the affirmative vote of 51% of EPG's voting stock, excluding voting stock held by any interested stockholder.

                              PLAN OF DISTRIBUTION

     EPG may offer or sell Securities to or through one or more underwriters, dealers, or agents as designated from time to time, or through a combination of such methods and also may offer or sell the Securities directly to one or more other purchasers. EPG may sell Securities as soon as practicable after effectiveness of the Registration Statement.

     A Prospectus Supplement will set forth the terms of the offering of the particular series of Securities offered thereby, including (i) the name or names of any underwriters or agents; (ii) the initial public offering or purchase price of such series of Securities; (iii) any underwriting discounts, commissions, and other items constituting underwriters' compensation and any other discounts, concessions, or commissions allowed or reallowed or paid by any underwriters to other dealers; (iv) any commissions paid to any agents; (v) the net proceeds to EPG from the sales; and (vi) any securities exchanges or markets on which the Securities may be listed.

     Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Securities, the obligations of the underwriters to purchase such series of Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Securities will be obligated to purchase all of the Securities of such series allocated to it if any such Securities are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed, or paid to dealers may be changed from time to time.

     The Securities may be offered and sold by EPG directly or through agents designated by EPG from time to time. Unless otherwise indicated in the related Prospectus Supplement, each such agent will be acting on a best efforts basis for the period of its appointment. Any agent participating in the distribution of Securities may be deemed to be an "underwriter," as that term is defined in the Act, of the Securities so offered and sold. The Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to such series of Securities. Such dealers may be deemed to be "underwriters" within the meaning of the Act. Underwriters, dealers, and agents may be entitled, under agreements entered into with EPG, to indemnification by EPG against certain civil liabilities, including liabilities under the Act.

     Underwriters, dealers, and agents may engage in transactions with, or perform services for, or be customers of, EPG in the ordinary course of business.


     If so indicated in the Prospectus Supplement relating to a particular series of Securities, EPG will authorize underwriters, dealers, or agents to solicit offers by certain institutions to purchase Securities of such series pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the related Prospectus Supplement and such Prospectus Supplement will set forth the commission payable for solicitation for such contracts.



     Other than Common Stock, all Securities offered will be a new issue of securities with no established trading market. Any underwriter to whom Securities are sold by EPG for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Securities may or may not be listed on a national securities exchange or a foreign securities exchange, except that the Common Stock is listed on the New York Stock

Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the New York Stock Exchange, subject to notice of issuance. No assurance can be given as to the liquidity of or the trading markets for any Securities.


                                 LEGAL MATTERS


     The validity of the Securities will be passed upon for EPG by Kelley Drye & Warren. If the Securities are being distributed in an underwritten offering, the validity of the Securities will be passed upon for the underwriters by counsel identified in the related Prospectus Supplement.


                                    EXPERTS


     The consolidated financial statements and financial statement schedules of EPG as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993, and 1992, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 16. EXHIBITS.



     EXHIBIT NO.                                     EXHIBIT
- -------------------  ------------------------------------------------------------------------
          1.1*       -- Form of EPG Debt Securities Underwriting Agreement
          1.2*       -- Form of EPG Equity Securities Underwriting Agreement
          1.3*       -- Form of EPG Distribution Agreement
          4.1        -- Indenture, dated as of January 1, 1992, between EPG and the Trustee
                        (incorporated by reference to exhibit 4.B.3 of EPG's Form 10-K for the fiscal year ended December 31, 1991, file no. 1-2700, filed
                        January 29, 1992)
          4.2        -- Restated Certificate of Incorporation of EPG (incorporated by reference to exhibit 3.A of EPG's Form 10-K for the fiscal year ended
                        December 31, 1991, file no. 1-2700, filed January 29, 1992);
                        Certificate of Designation, Preferences and Rights of Series A Junior
                        Participating Preferred Stock of EPG, dated July 7, 1992
                        (incorporated by reference to exhibit 3.A.1 of EPG's Form 10-K for the fiscal year ended December 31, 1992, file no. 1-2700, filed
                        February 3, 1993)
          4.3        -- By-laws of EPG, as amended September 1, 1994 (incorporated by reference to exhibit 3(ii) of EPG's Form 10-K for the fiscal year ended December 31, 1994, file no. 1-2700, filed January 26, 1995)
          4.4        -- Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston, as Rights Agent (incorporated by reference to exhibit 4 of EPG's Form 10-Q for the quarter ended
                        September 30, 1992, file no. 1-2700, filed November 12, 1992)
          5**        -- Opinion of Kelley Drye & Warren as to the legality of the Securities
        12**         -- Computation of Ratio of Earnings to Fixed Charges and Ratio of
                        Earnings to Combined Fixed Charges and Preferred and Preference Stock
                        Dividend Requirements
        23.1**       -- Consent of Coopers & Lybrand L.L.P.
        23.2**       -- Consent of Kelley Drye & Warren (included in Exhibit 5)
        24*          -- Powers of Attorney
        25*          -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
                        1939 of the Trustee


- ---------------


 *Previously filed.

**Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, El Paso Natural Gas Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 and Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas, on March 8, 1995.


                                            EL PASO NATURAL GAS COMPANY


                                            By:        WILLIAM A. WISE*

                                                      William A. Wise
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                          Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 and Post-Effective Amendment No. 2 has been signed below by the following persons on the date and in the capacities indicated.



                  SIGNATURE                               TITLE                      DATE
- --------------------------------------------  -----------------------------    ----------------

            WILLIAM A. WISE*                  Chairman of the Board,             March 8, 1995
            William A. Wise                      President, Chief Executive
                                                 Officer and Director

            LUINO DELL'OSSO, JR.*             Vice Chairman of the Board,        March 8, 1995
            Luino Dell'Osso, Jr.                 Chief Operating Officer
                                                 and Director

            /s/  H. BRENT AUSTIN              Senior Vice President and          March 8, 1995
               H. Brent Austin                   Chief Financial Officer

            THOMAS E. RICKS*                  Vice President, Chief              March 8, 1995
            Thomas E. Ricks                      Accounting Officer and
                                                 Controller

            BYRON ALLUMBAUGH*                 Director                           March 8, 1995
            Byron Allumbaugh

            EUGENIO GARZA LAGUERA*            Director                           March 8, 1995
            Eugenio Garza Laguera

            JAMES F. GIBBONS*                 Director                           March 8, 1995
            James F. Gibbons

            BEN F. LOVE*                      Director                           March 8, 1995
            Ben F. Love

            KENNETH L. SMALLEY*               Director                           March 8, 1995
            Kenneth L. Smalley

       By:  /s/  H. BRENT AUSTIN
               H. Brent Austin
               Attorney-in-Fact

                               INDEX TO EXHIBITS


                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
   NO.                              DESCRIPTION OF EXHIBIT                            PAGE
- ---------- ---------------------------------------------------------------------  -------------
   1.1*    -- Form of EPG Debt Securities Underwriting Agreement
   1.2*    -- Form of EPG Equity Securities Underwriting Agreement
   1.3*    -- Form of EPG Distribution Agreement
   4.1     -- Indenture, dated as of January 1, 1992, between EPG and the Trustee
              (incorporated by reference to exhibit 4.B.3 of EPG's Form 10-K for the fiscal year ended December 31, 1991, file no. 1-2700, filed
              January 29, 1992)
   4.2     -- Restated Certificate of Incorporation of EPG (incorporated by reference to exhibit 3.A of EPG's Form 10-K for the fiscal year ended
              December 31, 1991, file no. 1-2700, filed January 29, 1992);
              Certificate of Designation, Preferences and Rights of Series A Junior
              Participating Preferred Stock of EPG, dated July 7, 1992
              (incorporated by reference to exhibit 3.A.1 of EPG's Form 10-K for the fiscal year ended December 31, 1992, file no. 1-2700, filed
              February 3, 1993)
   4.3     -- By-laws of EPG, as amended September 1, 1994 (incorporated by reference to exhibit 3(ii) of EPG's Form 10-K for the fiscal year ended December 31, 1994, file no. 1-2700, filed January 26, 1995)
   4.4     -- Shareholder Rights Agreement, dated as of July 7, 1992, between EPG and The First National Bank of Boston, as Rights Agent (incorporated by reference to exhibit 4 of EPG's Form 10-Q for the quarter ended
              September 30, 1992, file no. 1-2700, filed November 12, 1992)
   5**     -- Opinion of Kelley Drye & Warren as to the legality of the Securities
  12**     -- Computation of Ratio of Earnings to Fixed Charges and Ratio of
              Earnings to Combined Fixed Charges and Preferred and Preference Stock
              Dividend Requirements
  23.1**   -- Consent of Coopers & Lybrand L.L.P.
  23.2**   -- Consent of Kelley Drye & Warren (included in Exhibit 5)
  24*      -- Powers of Attorney
  25*      -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
              1939 of the Trustee


- ---------------


 *Previously filed.

**Filed herewith.